Exhibit 99.1

BIO-TECHNE RELEASES FIRST QUARTER FISCAL 2021 RESULTS

Minneapolis/November 5, 2020/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the first quarter ended September 30, 2020.

First Quarter FY2021 Snapshot

●	First quarter organic revenue increased by 10% (11% reported) to $204.2 million.

●	GAAP EPS was $0.83 versus $0.37 one year ago. Delivered adjusted earnings per share (EPS) of $1.43, an increase of 35% over the prior year.

●	Diagnostics and Genomics segment delivered 17% organic growth (18% reported), highlighted by growth in RNAscope products.

●	Adjusted operating margin increased to 38.2% in the first quarter of fiscal 2021 compared to 31.8% in the prior year.

●	The Company opened its new state-of-the-art GMP (Good Manufacturing Practices) manufacturing facility, which is dedicated to supporting large-scale production of GMP-grade proteins and reagents.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“I am very pleased with our team and the results they produced for the first fiscal quarter of 2021,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “Achieving over 10% organic growth, including strong results from our key growth platforms, shows the strength of our diverse portfolio of tools that researchers are turning to in all aspects of life sciences research.”

Kummeth added, “We have laid a foundation of COVID-19 related tools and diagnostics to enable researchers and clinicians in the near-term battle against the virus and provide continued insights over the long-term. This quarter was highlighted by the opening of our GMP manufacturing facility in Minnesota to accelerate the ramp and access to the world’s highest quality GMP proteins and reagents to support the growing cell and gene therapy markets.”

COVID-19 Business Update

During the first quarter of fiscal year 2021, we experienced a significant increase in the number of customer sites that were either fully or partially opened when compared to prior periods during the COVID-19 pandemic. The reopening of customer sites and demand for our portfolio of life science tools and diagnostic reagents enabled the Company to return to sales volumes experienced prior to the onset of the pandemic. However, we are unable to forecast if any customer sites may reclose given rising COVID-19 cases occurring in certain regions. We are anticipating a positive long-term outlook for sales growth resulting from expected future funding increases within life-science research in response to the current pandemic.

The Company has responded to the pandemic by leveraging our deep product portfolio and scientific expertise to develop a robust COVID-19 product and service offering that provides critical support for both clinical care and therapeutic development. The Company's ongoing efforts to utilize and expand upon our portfolio of products and services to enable solutions for this evolving pandemic may partially offset the impacts of any future customer site closures.

Adjusted EPS was favorably impacted in the current quarter when compared to prior periods during the COVID-19 pandemic due to increased sales volumes as described above. We anticipate the short- and long-term impacts of COVID-19 on adjusted EPS to be similar to that of sales growth.

The Company remains in a strong financial position with sufficient available cash as well as access to additional funding, if necessary, through our long-term debt agreement. We did not experience any material changes to our September 30, 2020 Balance Sheet resulting from COVID-19 for items such as additional reserves or asset impairments.

The Company remains fully operational as we abide by local COVID-19 safety regulations across the world. To achieve this, certain employees are working remotely and the Company has adopted significant protective measures for our employees on site, including staggered shifts, social distancing and hygiene best practices recommended by the Centers for Disease Control (CDC). In addition, the Company has taken additional steps to monitor and strengthen our supply chain to maintain an uninterrupted supply of our critical products and services.

First Quarter Fiscal 2021

Revenue

Net sales for the first quarter increased 11% to $204.2 million. Organic growth was 10% compared to the prior year, with foreign currency exchange having a favorable impact of 1%.

GAAP Earnings Results

GAAP EPS increased to $0.83 per diluted share, versus $0.37 in the same quarter last year, primarily due to sales growth and operating margin expansion. GAAP operating income for the first quarter of fiscal 2021 increased 47.3% to $49.1 million, compared to $33.3 million in the first quarter of fiscal 2020. GAAP operating margin was 24.0%, compared to 18.2% in the first quarter of fiscal 2020. GAAP operating margin compared to prior year was positively impacted by volume leverage and cost management.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.43 per diluted share, versus $1.06 in the same quarter last year, an increase of 35% resulting from sales growth and operating margin expansion. Adjusted operating income for the first quarter of fiscal 2021 increased 33.8% compared to the first quarter of fiscal 2020. Adjusted operating margin was 38.2%, compared to 31.8% in the first quarter of fiscal 2020. Adjusted operating margin compared to the prior year was positively impacted by volume leverage and cost management.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s first quarter fiscal 2021 net sales were $154.4 million, an increase of 10% from $141.0 million for the first quarter of fiscal 2020. Organic growth for the segment was 8%, with foreign currency exchange having a favorable impact of 2% on revenue growth. Protein Sciences segment’s operating margin was 45.6% in the first quarter of fiscal 2021 compared to 42.2% in the first quarter of fiscal 2020. The segment’s operating margin compared to the prior year was positively impacted by volume leverage and cost management.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, diagnostic immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s first quarter fiscal 2021 net sales were $50.1 million, an increase of 18% compared to $42.6 million for the first quarter of fiscal 2020. Organic growth for the segment was 17%, with foreign currency exchange having a favorable impact of 1%. The Diagnostics and Genomics segment’s operating margin was 17.3% in the first quarter of fiscal 2021 compared to 2.1% in the first quarter of fiscal 2020. The segment’s operating margin was positively impacted volume leverage.

Conference Call

Bio-Techne will host an earnings conference call today, November 5, 2020 at 8:00 a.m. CDT. To listen, please dial 1-855-327-6837 or 1-631-891-4304 (for international callers), and reference conference ID 10011451. The earnings call can also be accessed via webcast through the following link http://public.viavid.com/index.php?id=141927.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512-2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 10011451.The replay will be available from 11:00 a.m. CDT on Thursday, November 5, 2020 until 11:00 p.m. CDT on Saturday, December 5, 2020.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Organic growth

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months as well as the impact of foreign currency. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs and gains. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company's non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded. Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $739 million in net sales in fiscal 2020 and has over 2,300 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/20	9/30/19
Net sales	$204,199	$183,243
Cost of sales	66,468	64,829
Gross margin	137,731	118,414
Operating expenses:
Selling, general and administrative	72,598	69,010
Research and development	16,041	16,077
Total operating expenses	88,639	85,087
Operating income	49,092	33,327
Other income (expense)	(9,753)	(15,521)
Earnings before income taxes	39,339	17,806
Income taxes	5,944	3,408
Net earnings	$33,395	$14,398
Earnings per share:
Basic	$0.87	$0.38
Diluted	$0.83	$0.37
Weighted average common shares outstanding:
Basic	38,536	38,032
Diluted	40,025	39,253

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	9/30/20	6/30/20
ASSETS
Cash and equivalents	$169,404	$146,625
Short-term available-for-sale investments	117,986	124,268
Accounts receivable, net	122,635	122,534
Inventories	106,003	103,152
Other current assets	25,865	24,341
Total current assets	541,893	520,920

Property and equipment, net	191,677	176,829
Right of use asset	70,018	71,465
Goodwill and intangible assets, net	1,239,227	1,244,853
Other assets	10,281	13,522
Total assets	$2,053,096	$2,027,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$61,999	$63,270
Contract liabilities	13,285	13,049
Income taxes payable	2,157	2,376
Contingent consideration payable	5,788	5,938
Operating lease liabilities – current	9,695	9,535
Current portion of long-term debt obligations	12,500	12,500
Total current liabilities	105,424	106,668

Deferred income taxes	101,374	101,090
Long-term debt obligations	311,139	344,243
Operating lease liabilities	65,694	67,248
Long-term contingent consideration payable	199	199
Other long-term liabilities	29,981	26,949
Stockholders’ equity	1,439,285	1,381,192
Total liabilities and stockholders’ equity	$2,053,096	$2,027,589

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED
	9/30/20	9/30/19
Gross margin percentage – GAAP	67.4%	64.6%
Identified adjustments:
Amortization of intangibles	4.2%	4.7%
Stock compensation expense - COGS	0.3%	0.2%
Gross margin percentage - Adjusted	71.9%	69.5%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED
	9/30/20	9/30/19
Operating margin percentage – GAAP	24.0%	18.2%
Identified adjustments:
Amortization of intangibles	7.6%	8.1%
Acquisition related expenses	0.1%	0.7%
Stock-based compensation	6.5%	4.8%
Operating margin percentage - Adjusted	38.2%	31.8%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/20	9/30/19
Net earnings – GAAP	$33,395	$14,398
Identified adjustments:
Amortization of intangibles	15,501	14,901
Acquisition related expenses	230	1,404
Stock-based compensation	13,333	8,800
Realized and unrealized loss (gain) on investments	4,351	10,401
Tax impact of above adjustments	(5,514)	(6,982)
Tax impact of discrete items	(4,151)	(1,271)
Net earnings - Adjusted	$57,145	$41,651

Earnings per share - diluted – Adjusted	$1.43	$1.06

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/20	9/30/19
Protein Sciences segment revenue	$154,446	$140,995
Diagnostics and Genomics segment revenue	50,125	42,552
Intersegment revenue	(372)	(304)
Consolidated revenue	$204,199	$183,243

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/20	9/30/19
Protein Sciences segment operating income	$70,352	$59,538
Diagnostics and Genomics segment operating income	8,674	900
Segment operating income	79,026	60,438
Corporate general, selling, and administrative	(964)	(2,100)
Adjusted operating income	78,062	58,338
Amortization of intangibles	(15,501)	(14,901)
Acquisition related expenses	(136)	(1,310)
Stock-based compensation	(13,333)	(8,800)
Operating income	$49,092	$33,327